UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   January 4, 2023
KIMBALL ELECTRONICS, INC.
________________________________________________________________________________________________________
(Exact name of registrant as specified in its charter)

Indiana	001-36454	35-2047713
(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

1205 Kimball Boulevard, Jasper, Indiana	47546
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code   (812) 634-4000

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each Class	Trading Symbol	Name of each exchange on which registered
Common Stock, no par value	KE	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On January 4, 2023, Donald D. Charron, Chairman and Chief Executive Officer of Kimball Electronics, Inc. (“Kimball Electronics,” the “Company,” “we,” or “us”) informed Kimball Electronics of his intention to retire effective February 28, 2023. Mr. Charron has served as our Chairman and Chief Executive Officer since we became a stand-alone public company in October 2014, and his decision to retire as the Chairman and Chief Executive Officer is not the result of any disagreement on any matter relating to our accounting practices, operations, or policies. No new compensation or severance arrangements were entered into with Mr. Charron in connection with his notice to the Company of his intention to retire.

Kimball Electronics has appointed Richard D. Phillips, 52, to the role of Chief Executive Officer and Director, effective March 1, 2023. With more than 20 years of experience in operations and advisory roles, Mr. Phillips was most recently the President and Chief Executive Officer from 2019 until 2022 for Elkay Manufacturing Company, a global manufacturer and distributor of commercial and residential plumbing products and designer and installer of commercial interiors for the foodservice and hospitality sectors. He was also a member of the Board of Directors for the Company. Prior to Elkay, Mr. Phillips served as the President, Chief Executive Officer, and Board member from 2017 through 2019, for Essendant, Inc. (formerly United Stationers, Inc.), a Fortune 500 wholesale distributor of workplace-related products. Before joining Essendant, where he held positions of increasing responsibility from 2013 through 2017, Mr. Phillips held several leadership roles with McKinsey & Company, including co-leading the Pharmaceuticals and Medical Products operations practice. He was elected Partner in 2005. Mr. Phillips is an independent Director of the Greenheck Group, a leader in the HVAC space, and previously served as an independent Director of Follett Corporation. Mr. Phillips holds a Bachelor of Science in Finance from Indiana University and a Master of Management from Northwestern University Kellogg Graduate School of Management.

Mr. Phillips accepted a written offer letter on January 4, 2023. In connection with Mr. Phillips’ appointment as Chief Executive Officer and Director and pursuant to the offer letter, the terms of his compensation include: (1) a base salary of $850,000, (2) participation in our profit sharing incentive bonus plan, at the category 0 participant level, with a target cash incentive of 100% of base salary and a potential range of 0% - 200% of base salary, and (3) the following share awards under our 2014 Stock Option and Incentive Plan:
a.92,072 Performance Shares, measured on the fiscal year 2023 to fiscal year 2025 performance cycle, with attainment determined as described in our proxy statement for the 2022 Annual Meeting of Share Owners, vesting after fiscal year 2025 (“grant date”)
b.23,017 Restricted Shares, vesting 1/3 one year after the grant date, 1/3 two years after the grant date, and 1/3 three years after the grant date
c.42,626 Performance Shares, measured from Mr. Phillips’s start date for a period of three years, with attainment determined based on our total shareholder return during the performance cycle as compared to a group of peer companies determined by our Board of Directors, with a potential range of 0% - 100%

For fiscal year 2023 only, Mr. Phillips’ profit sharing incentive bonus payout will be the greater of (i) 100% of his base salary or (ii) the bonus for a category 0 participant, in either case prorated based on his start date.

Mr. Phillips will participate in all other employee benefit plans generally available to our executive officers of the Company, including severance terms described in the Company’s Executive Severance and Change in Control Plan. Mr. Phillips’ employment relationship is at will, meaning either Mr. Phillips or the Company may terminate the relationship at any time for any reason, and with or without notice.

The description of Mr. Phillips’ offer letter in this Item 5.02 is qualified in its entirety by reference to the full text of the offer letter, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Mr. Phillips is not related to any member of the Board or any executive officer of the Company and is not a party to any transactions listed in Item 404(a) of Regulation S-K. There are no arrangements or understandings between Mr. Phillips and any other persons pursuant to which he was appointed Chief Executive Officer.

Lead Independent Director, Robert J. Phillippy, a member of the Kimball Electronics Board since 2018, was elected by the Board to serve as the Board’s non-executive Chairperson upon Mr. Charron’s retirement. In accordance with the Company’s By-Laws, Mr. Phillips will fill the remainder of Mr. Charron’s term as Director through our annual meeting in 2024.

Our press release announcing Mr. Charron’s retirement and the appointments of Mr. Phillips and Mr. Phillippy is attached on Exhibit 99.1 and is incorporated into this Item 5.02 by reference.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits
The following exhibits are filed as part of this report:

Exhibit
Number	Description
10.1	Offer Letter Dated January 4, 2023
99.1	Press Release dated January 10, 2023
104	Cover Page Interactive Data File (formatted in Inline XBRL)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIMBALL ELECTRONICS, INC.

By:	/s/ Douglas A. Hass
DOUGLAS A. HASS Chief Legal and Compliance Officer, Secretary
Date: January 10, 2023